Exhibit 99.1

May 29, 2013

An Open Letter from NASDAQ OMX CEO Robert Greifeld

With our settlement today with the Securities and Exchange Commission over issues principally involving the initial public offering of Facebook last May, I felt it important on behalf of all of us at NASDAQ to reach out to our customers, partners, market participants and other constituents with whom we collaborate every day. The settlement is another important step forward and follows the Commission’s approval in April of our plan to accommodate investors.

Prior to May 18, 2012, NASDAQ had conducted more than a hundred IPOs using the same or similarly designed systems, without incident. While we prepared extensively for the Facebook initial public offering, including thorough tests of our systems with member firms, the challenges we encountered that day were unprecedented.

In the last year, we have carefully reviewed these events. As market leaders, we view our experiences as opportunities to learn and improve. As part of our commitment to continually improve, we have met with many market participants, engaged leading consultants, and closely examined the way we execute initial public offerings. We have also strengthened our resolve to deliver the innovation and excellence that have been the foundation of our heritage for the last 40 years.

Through our years of focus on continuous improvement NASDAQ has compiled a consistent track record, maintaining open, reliable markets with 99.999 percent uptime. Fostering a culture that rewards excellence and promotes taking all necessary steps to keep the markets fair, orderly, and well-functioning, we have contributed to the resiliency of our global capital markets during some of the most challenging circumstances.

Additionally, we have put in place innovative safeguards and taken a number of steps to help ensure that NASDAQ continues to deliver the world’s best trading technology.

Among the steps we have taken:

•	Within technology, we created dedicated positions for Chief Information Officer and Global Head of Market Systems, and filled those important jobs with widely respected and experienced executives;
•	We changed our IPO and opening and closing crosses;
•	We deployed new global processes for changing our technology; and

•	We established a dedicated engineering team to monitor and analyze daily system performance, and a new quality assurance organization focused on testing our trading systems.

By the end of this year, after a thorough review by the Exchange’s Board of Directors and executives, we will certify our compliance with each of the commitments we made to the SEC, many of which we have already completed as outlined above.

Our capital markets are the best in the world. We have some of the most capable people in the business developing the most innovative technology, reliably serving the needs of investors every day. To underscore this point, NASDAQ has handled 77 IPOs and raised $7.99 billion in capital for our listed companies and their investors since last May.

We will continue to devote significant resources to improve the safety, soundness, and reliability of our markets. We recognize that the cornerstone of a market is investor confidence. As such, our mission remains: developing the best technology, and operating the most reliable and efficient marketplaces in the world – every day.

Robert Greifeld

Chief Executive Officer

The NASDAQ OMX Group, Inc.

2